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                                      ROI
                                  CORPORATION
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Media Contact:                                              Investor Relations:
Mandy Ownley                                                Sherwin Krug
ROI Corporation                                             ROI Corporation
912-527-4414                                                678-797-4601

                              For Immediate Release

                    ROI CORPORATION ANNOUNCES RESULTS FOR ITS
                  FIRST FISCAL QUARTER ENDED SEPTEMBER 30, 2004

Kennesaw, Georgia - November 15, 2004 -- (OTCBB: ROIE) Return On Investment Corporation (ROI) reported financial results for the first fiscal quarter ended September 30, 2004.

ROI's revenues for the first fiscal quarter ended September 30, 2004, increased by $809,449 or 34.2% to $3,173,439 compared to $2,363,990 for the first quarter of the prior fiscal year. The net loss for the first quarter ended September 30, 2004 amounted to $1,863,240 compared to a net loss for the first quarter in the prior fiscal year of $356,730. The increase in revenues was partially due to the Company's new Tectonic Network subsidiary, which had total revenues of $423,604 during the quarter ended September 30, 2004. Tectonic had no revenues during the quarter ended September 30, 2003. The remaining increase of $385,845 was a result of revenues of the Company's GO Software operations, primarily resulting from additional PCCharge sales as GO Software continues to see significant growth in this product line. Losses for the quarter were primarily related to the Company's Tectonic subsidiary and represent costs associated with the integration of the three businesses acquired by Tectonic during fiscal 2004.

On September 27, 2004, ROI announced that it is moving forward with plans to divest of its GO Software, Inc. subsidiary. The proposed sale is part of ROI's business strategy to focus on its construction information product offerings under its Tectonic Network subsidiary. Tectonic was formed through the acquisition of three separate companies to form a unified company with a comprehensive suite of construction information products. ROI has received a number of offers for the proposed sale of GO Software and intends to complete the sale as soon as practicable, subject to negotiation of a definitive agreement, receipt of stockholder approval, if required, and satisfaction of all other conditions precedent.

ROI's President and CEO, Arol Wolford, stated, "We are pleased with the progress made by our Tectonic Network subsidiary in this first quarter. We have made some important strides in bringing a comprehensive product offering to market allowing us to reach our targeted building product manufacturers with the desired services. In addition, we believe we have been well received by the marketplace in general and are gaining significant traction with our customers. We are also diligently working towards the proposed divestiture of GO Software. With GO continuing to exhibit growth as a recognized leader in the payment processing software environment, we believe they will find a suitable buyer that will enable them to actualize on their strengths into the future".

                                                           Unaudited
                                                    Quarter Ended September 30,
                                                      2004             2003

Revenues                                          $  3,173,439     $  2,363,990

Expenses
  Cost of Revenues                                     124,724          154,607
  General and Administrative                         2,592,610        1,262,911
  Sales and Marketing                                1,236,771          594,921
  Research and Development                             255,391          271,778
  Depreciation and Amortization                        425,259          352,728
  Interest Expense                                     401,924           83,775

Net Loss                                          $ (1,863,240)    $   (356,730)

Per Share                                         $      (0.13)    $      (0.03)

About Return On Investment Corporation (www.roicorporation.com)
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ROI Corporation is a holding company that is focused on two industries: payment processing and construction information. GO Software, a subsidiary of ROI, is a leading provider of windows based payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic Network, a subsidiary of ROI, provides information and online/print marketing and sales tools for the construction industry. These tools help commercial building product suppliers to increase their sales and exposure, and to improve their understanding of the needs and preferences of design professionals, specifiers, and buyers.

Forward Looking Statements
Statements in this release that include terms such as "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The forward looking information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements, including without limitation, our failure to divest of GO on acceptable terms or in a timely manner. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.

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